Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2014, relating to the financial statements and financial statement schedules of The Hartford Financial Services Group, Inc. and subsidiaries (collectively “the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

DELOITTE & TOUCHE LLP
Hartford, Connecticut
July 28, 2014